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                                 EXHIBIT  99.5





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                             [LAZARD FRERES & CO]



                                August 2, 1994



Mr. Clifton S. Robbins
Kohlberg Kravis Roberts & Co.
9 West 57 Street
New York, NY 10019

Attention: Mr. Clifton S. Robbins

         You have requested information concerning Borden, Inc. (the "Company") in connection with a possible transaction with the Company or its shareholders. We have been asked by the company to review with you the nature and extent of your interest in such possible transaction. You will treat confidentially any information furnished to you by or on behalf of the Company (the "Evaluation Material"; provided, however, that the term "Evaluation Material" does not include, and your confidentiality obligations hereunder do not apply to, information which was or becomes generally available on a non-confidential basis).

         You will not use the Evaluation Material in any way detrimental to the Company or its shareholders; provided, however, that you may disclose any Evaluation Material to your directors, officers, employees, agents, advisors, potential financing sources or affiliates who need to know such information for the purpose of evaluating the transaction (it being understood that they shall be informed by you of the confidential nature of such information and that by receiving such information they are agreeing to be bound by this agreement).

         In the event that you are requested in any proceeding to disclose any Evaluation Material, you will give the Company prompt notice of such request so that the Company may seek an appropriate protective order. If in the absence of a protective order you are nonetheless compelled to disclose Evaluation Material, you may disclose such information without liability hereunder; provided, however, that you give the Company written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon the Company's request and at the Company's expense, use your best efforts to obtain assurances that confidential treatment will be accorded to such information.
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         You hereby acknowledge that you are aware of the restrictions imposed by the United States securities laws on any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

         For a period of two years from the date hereof you and your affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) will not (and you and they will not assist or, encourage others to), directly or indirectly, unless specifically requested in writing in advance by the Company's Board of directors:

         (i) acquire or agree, offer, seek or propose to acquire (or request permission to do so), ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange
         Act) of any of the Company's assets or businesses or any securities issued by the Company, or any rights or options to acquire such ownership (including from a third party), or

         (ii) seek or propose to influence or control the Company's management or the Company's policies (or request permission to do so), or

         (iii) enter into any discussions, negotiations, arrangements or understanding with any third party with respect to any of the foregoing (or request permission to do so).

If at any time during such period you are approached by any third party (other than unsolicited presentation by financial advisors seeking business and not retained by you) concerning your or their participation in a transaction involving the Company's assets or businesses or securities issued by the Company, you will promptly inform the Company of the nature of such contact and the parties thereto. Notwithstanding the foregoing, (a) the terms of the above subparagraph (i) shall be null and void if a third party not affiliated with the Company (or you) shall acquire, or there shall be publicly announced by any such person commencement of a tender offer seeking to acquire, more than 15% of the voting securities of the Company then outstanding, or the Company and any such person shall enter into an agreement pursuant to which such person would acquire all or substantially all of the outstanding stock or assets of the Company, and (b) the terms of the first sentence of this paragraph shall not be applicable to the purchase and





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sale of any securities of the Company by independent third-party managers of any of your pension or other related employee benefit plans who have not received any of the Evaluation Material and who are acting as passive investors in the Company and shall not be applicable to ordinary brokerage or trading transactions by your financial advisors acting as a securities dealer or purchases by or for an institutional investor solely for investment purposes aggregating less than 5% of the Company's outstanding voting securities or 10% of any issue of the Company's outstanding nonvoting securities.

         You shall not make any disclosure concerning the subject matter of the prior paragraphs, including that you are having or have had discussions with the Company, and the Company will not make disclosure of such discussions which identifies you or your affiliates as parties thereto, except in either case as expressly provided in this agreement; provided that you or the Company may make such disclosure if either has received the written opinion of counsel (which opinion shall be provided to the other party reasonably in advance of such disclosure) that such disclosure must be made in order not to commit a violation of law and, if the action which is to be disclosed was in violation of the prior paragraph, such disclosure expressly states such violation.

         For two years from the date hereof, (i) you agree not to initiate contact (except for those contacts made in the ordinary course of business) with any officer or employee of the Company regarding its business, operations, prospects or finances, except with the prior consent of the Company and (ii) you will not directly solicit (which shall not include executives brought to your attention with that person's knowledge) for hire any person known to you to be employed by the Company in an executive capacity.

         Upon the Company's request you will promptly redeliver to the Company all copies of the Evaluation Material and will destroy all memoranda, notes and other writings prepared by you or your directors, officers, employees, agents or affiliates based on the Evaluation Material. You understand that neither the Company nor any of its representatives or advisors makes any representation or warranty as to the accuracy or completeness of any Evaluation Material which may be furnished to you. You agree that neither the Company nor its representatives or advisors shall have any liability to you or any of your representatives resulting from the use of the Evaluation Material.



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         You agree that money damages would not be a sufficient remedy for any breach of this agreement by you or your directors, officers, employees, agents or affiliates, and that in addition to all other remedies the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and you further agree to waive and to use your best efforts to cause your directors, officers, employees, agents or affiliates to waive, any requirements for the securing or posting of any bond in connection with such remedy.

         This agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to its conflict of laws principles or rules.

         If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this agreement which will constitute an agreement between you and the Company with respect to the matters set forth herein.

                                        Very truly yours,



                                            /s/ Lazard Freres & Co.
                                        --------------------------------
                                        Lazard Freres & Co.
                                        (acting on behalf of the Company)

Confirmed and Agreed to:

Kohlberg Kravis Roberts & Co.



By:    /s/ Clifton S. Robbins
    -----------------------------
      Name:  Clifton S. Robbins
      Title:





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